UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2008

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On July 3, 2008, EMC Insurance Group Inc. issued the following press release:

EMC INSURANCE GROUP INC. REVISES

GUIDANCE AS A RESULT OF RECORD STORM

LOSSES IN THE MIDWEST AND COMMENTS

ON RECENT MIDWEST FLOODS

DES MOINES, Iowa (July 3, 2008) - EMC Insurance Group Inc. (Nasdaq/NGS:EMCI) today announced that as a result of a record amount of Midwest storm losses during the second quarter, including the devastating tornado in Parkersburg, Iowa, management has revised its 2008 operating income1 guidance to a range of $1.20 to $1.45 per share from the previous range of $2.10 to $2.35 per share.

Management anticipates that catastrophe and storm losses for the second quarter of 2008 will range from $1.09 per share to $1.17 per share after tax, compared to $0.46 per share after tax for the second quarter of 2007. For the first six months of 2008, catastrophe and storm losses are anticipated to range from $1.35 per share to $1.43 per share after tax, compared to $0.58 per share after tax for the first six months of 2007. Assuming normal storm activity for the remainder of 2008, management is now projecting that catastrophe and storms losses for calendar year 2008 will approximate 11.0% of earned premiums, compared to the previous assumption of 6.9% of earned premiums.

“The Midwest has been hit by an unusually large number of severe storms this spring,” said Bruce G. Kelley, President and CEO. “The record level of storm losses we experienced during the second quarter is not due to a concentration of exposures, but rather the shear number of severe storms that struck the Midwest. The devastation is widespread and difficult to comprehend, but we are proud to be a part of the re-building process for our policyholders.”

“Our thoughts and prayers are also with the many victims of the numerous flood events that have recently occurred in the Midwest,” continued Kelley. “Though we have minimal exposure to flood losses from a claims perspective, we have seen firsthand the devastation created by these events. Our parent organization’s charitable foundation has committed funds to various relief efforts in Des Moines and Cedar Rapids, Iowa and management continues to evaluate how best to assist in additional relief efforts.”

Management is hosting an investor day event in New York City on July 9, 2008 at the Westin New York at Times Square. The event begins with a luncheon at 12:00 pm EDT, followed by management presentations at 1:30 pm EDT. A question and answer session will follow. A live webcast can be can be accessed at http://www.investorcalendar.com/IC/CEPage.asp?ID=131867. A direct link will also be available on the investor relations page of our website at www.emcinsurance.com.

EMC Insurance Group Inc., the publicly-held insurance holding company of EMC Insurance Companies, owns subsidiaries with operations in property and casualty insurance and reinsurance. EMC Insurance Companies is one of the largest property and casualty entities in Iowa and among the top 60 insurance entities nationwide based on premium volume. For more information, visit our website at www.emcinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the actual results of the Company include, but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; the adequacy of loss and settlement expense reserves; state and federal legislation and regulations; changes in our industry, interest rates or the performance of financial markets and the general economy; rating agency actions and other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K . Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, or similar expressions. Undue reliance should not be placed on these forward-looking statements.

          ¹The Company uses a non-GAAP financial measure called “operating income” that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income. Operating income differs from net income in that realized investment gains/losses, which are neither predictable nor recurring in nature, are not included in the calculation of operating income. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.

          The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

July 3, 2008